Exhibit 10.1

Your Employment Agreement (the “Agreement”) with

Fastly International (Holdings) Ltd. (the “Company”)

This Agreement sets out the terms and conditions applying to your employment with the Company. All the parts of this Agreement combined constitute your employment agreement. If there is any conflict between Parts 1 and 2 of this Agreement then the terms set out in Part 1 will take precedence.

Part 1 – Individual Terms

1.	You: Joshua Bixby of Victoria, BC, Canada.

2.	Start Date and Start Date of Continuous Employment: As soon as possible, the exact date to be agreed by the parties.

3.	Role: Chief Executive Officer of Fastly, Inc.

4.	Reporting to: The Board of Directors of Fastly, Inc.

5.	Termination Notice Period:

5.1

You must provide 2 weeks’ written notice of termination if you choose to resign your employment. The Company may terminate your employment without cause at any time by providing you with notice in accordance with applicable employment standards legislation. The Company may terminate your employment without notice at any time for cause.

5.2

This section 5 refers only to notice of termination of employment. If the Company terminates your employment, you will also receive any additional entitlements prescribed by applicable employment standards legislation that are not satisfied by or included in the notice of termination referenced above as well as any severance described in Section 12 below.

5.3

The Company, in its sole discretion, may waive part or all of the termination notice period described above (whether the statutory notice period or the notice period offered in a separation package) and provide you with payment in lieu of notice for the waived portion of the applicable termination notice period, including notice of resignation by you. Where required by applicable employment standards legislation, the Company will provide you with benefits continuation, vacation pay accrual or any other entitlement prescribed by applicable employment standards legislation as required for any portion of the waived termination notice period.

6.	Normal Hours of Work:

6.1

Your hours of work will vary from time to time including the expectation of weekend and evening hours, and will be those hours required to perform your duties and responsibilities. The compensation paid to you constitutes payment in full for all hours worked and all services provided in connection with your employment with the Company.

6.2	By your signature to this Agreement, you:

(a)

acknowledge that you may be required to work in excess of an average of 40 hours in any one period of 7 calendar days and consent to do so if so requested by the Company or if otherwise necessary for the fulfilment of your duties;

(b)	confirm that you do not undertake any other work for any employer and undertake to seek the consent of the Company before undertaking work for any other employer; and

(c)	agree to fully co-operate in assisting the Company to maintain accurate records of your working hours.

7.	Normal Place of Work:

Your place of work is initially your home with attendance at meetings at venues as requested by the Company. You confirm that you are not in breach of any covenant or agreement in doing work at your home. You are required to inform the Company as soon as possible if you plan to change your home address and when your home address does actually change.

8.	Remuneration:

8.1

Salary: USD$35,568 per annum commencing as of March 1, 2020. Starting as of January 1, 2021, your base salary will be increased to an annual rate of USD$504,000 per annum. However, on or before the last day of November (and during an otherwise open trading window), you may make an irrevocable election (on a form prescribed by the Company) to reduce your salary for the following year (but in any case no lower than the applicable minimum wage) by providing written notice to the Company of such election.

8.2	Equity Compensation

As agreed upon in a separate letter agreement.

8.3	The Company will pay the costs of your participation annually in an executive health program provided by the Mayo Clinic (or equivalent provider of your choice).

9.

Vacation entitlement: You are required to take the minimum vacation each year prescribed by applicable employment standards legislation. All vacation and personal time off will count towards satisfying your required statutory vacation entitlement. Once your statutory vacation entitlement is satisfied, you may take an additional reasonable amount of paid time off for vacation and personal reasons, subject to clauses 12.1 and 12.2 of Part 2.

You will also be paid the minimum vacation pay to which you are entitled under applicable employment standards legislation.

10.	Public holiday entitlement: such public holidays and public holiday pay as are prescribed by applicable provincial employment standards.

11.	Restrictive Covenants:

11.1

Without prejudice to the other terms of this Agreement, you agree that following the termination of your employment for any reason whatsoever, you will be bound by and you will comply with the terms and conditions set out in sections 15 and 23 of Part 2 of this Agreement and Part 3 of this Agreement.

11.2	Restriction Period:

For purposes of Part 3 of this Agreement, the “Restriction Period” means the applicable termination notice period described above, regardless of whether the Company provides notice or payment in lieu of such notice.

12.	Change in Control and Severance

Notwithstanding anything to the contrary in this Agreement, you will be entitled to the cash severance benefits under Section 3 of the Fastly, Inc. Executive Change in Control and Severance Benefit Plan (“Severance Plan”), with the following variations, with effect from the date of execution of this Agreement:

(a)	in Sections 3(a)(1)(i) and 3(a)(2)(i) the number of months (the “Regular Termination Severance Period”) shall be increased from 9 to 18;

(b)	in Section 3(b)(1)(i) the number of months shall be increased from 12 to 24;

(c)	in Section 3(b)(2)(i) the number of months shall be increased from 12 to 18; and

(d)	the release contemplated by Section 2(b) will be in a form reasonably acceptable to the Company.

Part 2 – Generally Applicable Terms

1.	Commencement of Employment

1.1	Your employment with the Company shall commence on the Start Date specified in your Individual Terms.

1.2	Your Start Date of Continuous Employment is specified in your Individual Terms.

2.	Role

2.1	Your Role is as specified in your Individual Terms.

2.2	The Company appoints you and you agree to serve in that Role, or such other position as the Company may require from time to time, on the terms of this Agreement.

2.3

You will initially report to the person specified in your Individual Terms. The Company reserves the right to change your reporting line from time to time as the needs of the business may require. This may include a reporting line to employees of other Group Companies (as that term is defined in Clause 3.2 of Part 2 of this Agreement).

3.	Duties

3.1

You shall carry out such duties as attached to your Role and any other duties for the Company and/or any Group Company (whether or not commensurate with your position) which the Company assigns to you from time to time.

3.2

“Group Companies” or “Group” means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or any company affiliated with or related to the Company or such companies, and “Group Company” means any of them.

3.3	Subject to the terms of this Agreement, you shall:

(a)	devote the whole of your working time and attention to your employment;

(b)	perform your duties faithfully and diligently and exercise such powers consistent with those duties as are assigned to or vested in you by the Company and/or any Group Company;

(c)	obey all lawful and reasonable directions of the Company;

(d)	observe in form and spirit such restrictions or limitations as may from time to time be imposed by the Company;

(e)	comply with and observe in form and spirit any relevant Company and/or Group Company policy, procedures, rules and regulations (whether formal or informal); and

(f)	use your best endeavours to foster the Company’s interests and save where this causes a conflict with the Company’s interests, those of its other Group Companies.

4.	Probationary Period

Your employment is not conditional on any Probationary Period.

5.	Hours of work

Your normal hours of work are specified in your Individual Terms.

6.	Place of Work

6.1	Your principal place of work is specified in your Individual Terms. The Company reserves the right to change your principal place of work on giving reasonable prior notice to you.

6.2

You shall travel to and work on a temporary basis from such locations within and outside of British Columbia and Canada as the Company may reasonably require. There is no current requirement for you to work outside British Columbia for any consecutive period of one month or more.

6.3	You are required to inform the Company as soon as possible if you plan to change your home address and when your home address does actually change.

7.	Expenses

The Company will reimburse to you (or as the case may be procure the reimbursement of) all expenses wholly, properly and necessarily incurred by you in the performance of your duties subject to production of such receipts or other evidence of expenditure as the Company may reasonably require and in accordance with the Company’s policy on expenses in force from time to time.

8.	Salary

8.1

You will be paid an annual salary as specified in your Individual Terms, subject to applicable deductions and remittances. Your salary will accrue from day to day and is payable in equal semi-monthly instalments in arrears on or about the last day of each month, into a bank account nominated by you.

8.2

Your salary will be reviewed by the Company on a periodic basis, save where you are working under notice of termination. There is no obligation on the Company to increase your salary. Any increase awarded will be effective from the date specified by the Company.

9.	Bonus

9.1

In the event that the Company entitles you to participate in any bonus scheme or makes any award to you, the bonus will be of such amount and subject to such conditions (including, but not limited to, conditions for and timing of payment) as the Company may in its absolute discretion determine from time to time. The Company reserves the right to award a nil payment. All bonus payments are inclusive of vacation pay.

9.2

Any bonus awarded to you shall be purely discretionary, shall not form part of your contractual remuneration under this agreement and shall not be pensionable. The making of an award shall not oblige the Company to make any subsequent awards.

9.3	Notwithstanding clause 9.1 of this section 9, you shall have no right to be awarded or where an award has been made, paid bonus (pro rata or otherwise) if:

(a)	you are subject to any poor performance and/or disciplinary procedures; and/or

(b)

your employment has terminated (whether lawfully or unlawfully/wrongfully) or you are under notice of termination (whether given by you or the Company). If you have been notified that you are under investigation in accordance with the Company’s disciplinary or poor performance procedure then your eligibility to be considered for a discretionary award will be postponed pending the conclusion of any such investigation and any subsequent disciplinary hearing or poor performance meeting.

10.	Share Option and Long Term Incentive Plan

10.1

The terms of your employment shall not be affected in anyway by your participation or entitlement to participate in any long term incentive plan or share option scheme. Such schemes and/or plans shall not form part of the terms of your employment (express or implied).

10.2

In calculating any payment, compensation or damages on the termination of your employment for whatever reason (whether lawful or unlawful/wrongful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans referred to in clause 10.1 above or any impact upon participation such termination may have.

10.3	This clause 10 does not in any way indicate any right or entitlement to participate in any such schemes and/or plans.

11.	Benefit Plans

11.1	Subject to clauses 11.2 to 11.5, you shall be entitled to participate in such benefits plans (“Plans”) that the Company may make available for its employees in your province from time to time.

11.2	Participation and entitlement to benefits under any of the Plans is subject to:

(a)	the terms of the relevant Plan as amended from time to time;

(b)	the rules or policies as amended from time to time of the relevant Plan provider;

(c)	acceptance by the relevant Plan provider; and

(d)	satisfaction of the normal underwriting requirements of the relevant Plan provider and the premium being at a rate which the Company considers reasonable.

11.3

The Company shall only be obliged to make any payment under any Plan where it has received payment from the relevant Plan provider for that purpose. If a Plan provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant Plan or otherwise, the Company shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit.

11.4

The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the Plan (including the provider and/or level of cover provided under any Plan) at any time in its sole discretion.

11.5

You agree that the Company shall be under no obligation to continue this Agreement or your employment so that you continue to receive benefits under this Agreement. In particular, you agree that, subject to any applicable provincial employment standards legislation, the Company may terminate your employment notwithstanding any rights which you may have to participate in and/or obtain benefits under any permanent health insurance plan which the Company operates from time to time. You agree that you shall have no entitlement to compensation or otherwise from the Company and/or any Group Company for the loss of any such entitlements and/or benefits, except as provided by applicable provincial employment standards legislation.

12.	Vacation

12.1

You must take the minimum required paid vacation in each Vacation Year as set out in your Individual Terms. Subject to clause 12.2 of this Part 2, you may also take an additional reasonable amount of working days’ as paid time off for vacation and personal reasons in each Vacation Year. The Company reserves the right to deny vacation time in excess of statutory minimums if an excessive amount of vacation is taken in a Vacation Year or for any other reason, in the Company’s sole discretion. Vacation Year means the period from 1 January to 31 December.

12.2

You may not carry forward any part of your vacation entitlement to a subsequent Vacation Year. Save as provided for in clause 12.3 no payment in lieu will be made of any unused vacation entitlement in any Vacation Year.

12.3	On termination of your employment:

(a)	you will be entitled to pay in lieu of any accrued minimum statutory vacation entitlement which has not been taken as of the date of termination; and/or

(b)

you will be required to repay to the Company any vacation pay received for vacation taken in excess of your minimum statutory entitlement (and where permitted by applicable law, you agree that any such amount may be deducted from any payments, including salary, due to you from the Company).

Any payment or repayment pursuant to this clause will be calculated on the basis of 1/260 of your salary payable pursuant to clause 8 for each day of vacation. It will not be calculated on any entitlement to bonus, allowance or other payment.

13.	Sickness Absence; Accommodation

13.1

If you are unable to work due to sickness or injury, you must report this by 10am on the first working day of such sickness or injury to the Company, indicating so far as practicable the date on which you expect to return to work. You shall keep the Company informed and provide it with such certification of your condition as it may require.

13.2

You will be required to complete a self-certification form on your return to work from any absence of up to 7 days (including non-working days). If your absence exceeds 7 consecutive days you must provide the Company with a doctor’s certificate as soon as possible after the seventh day of absence. You must provide further doctor’s certificates to the Company as necessary to cover the full period of your continued absence and/or to ensure that you are medically fit to return to work. The Company reserves the right to require you to provide doctor’s certificates for absences of less than 7 consecutive days.

13.3	If at any time in the reasonable opinion of the Company you are unable to perform all or part of your work due to sickness or injury, you will at the request and expense of the Company:

(a)	consent to an examination by a doctor nominated by the Company; and

(b)	authorise the doctor to disclose to and discuss with the Company, his or her report (including copies) of the examination and your fitness for work.

13.4	The Company is entitled to rely on the reasonable opinion of any doctor engaged to examine you under clause 13.3 as to your fitness for work.

13.5

The Company is an inclusive employer dedicated and committed to providing a great place for advancing the careers of all employees in a rewarding and fulfilling environment. Consistent with this goal and applicable legislation, the Company seeks to make every reasonable effort to accommodate our employees up to the point of undue hardship. If you require a disability-related accommodation at any point during the course of your employment with the Company, please contact the Human Resources department for further information.

14.	Obligations during Employment

14.1	Except with the prior written permission of the Company, you shall not during your employment (whether during or outside normal working hours):

(a)	undertake any work or be in any way concerned or interested in any business or activity which may in the Company’s opinion adversely affect the proper performance of your duties;

(b)

take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any of the Company’s or any Group Company’s businesses;

(c)

carry out any public or private work other than your duties under this Agreement (whether for profit or otherwise), which for the avoidance of any doubt includes (but is not limited to) conducting work of any nature for a company that is not a Group Company;

(d)

directly or indirectly receive in respect of any goods or services sold or purchased or any other business transacted (whether or not by you) by or on behalf of the Company and/or any Group Company any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by the relevant Company and/or Group Company rules or guidelines. You will account to the Company for the value of any such inducement.

14.2

You shall observe relevant rules of law and the Company guidelines/codes relating to dealings in shares, debentures or other securities of the Company and/or any Group Company. In relation to overseas dealing you shall observe all laws and all regulations of the stock exchange, market or dealing system in which country or state such dealings take place.

15.	Confidential Information

15.1

You shall not either during your employment or at any time after its termination (howsoever arising), directly or indirectly, use, disclose or communicate to any person whatsoever and, shall use your best efforts to prevent the publication or disclosure of, any Confidential Information.

15.2

“Confidential Information” means any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Company and/or any Group Company including but not limited to:

(a)

information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;

(b)

secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;

(c)	lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and

(d)	any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.

15.3	Clause 15.1 does not apply to:

(a)	any use or disclosure in the proper performance of your duties under this Agreement, as authorised by the Company and/or as required by law;

(b)	any information which is already in or comes into the public domain other than through your unauthorised disclosure; and/or

(c)	any disclosure compelled by applicable law, subject to clause 15.4.

15.4

Compelled Disclosure: If you become or may become legally compelled to disclose and Confidential Information, you may disclose that Confidential Information to the extent required by law, provided that:

(a)	you give the Company prompt written notice of the proposed disclosure and the reason for the proposed disclosure (unless prohibited by law from doing so);

(b)	you give the Company reasonable assistance and, if possible, reasonable time, to prevent or limit disclosure or to obtain a protective order; and

(c)	to the extent that disclosure is still required by law, you take all reasonable steps to make the disclosure on a confidential basis.

16.	Intellectual Property

16.1

As a condition of your employment with the Company, you agree to enter into and to comply with the terms of such Employee IP Assignment Agreement (“EIPAA”) as the Company or any Group Company requires from time to time. Such EIPAA will form part of this agreement.

17.	Termination of Employment

17.1

After completion of your Probationary Period the termination notice period to which you will be entitled on termination of your employment by you or the Company without cause is as set out in your Individual Terms (the “Termination Notice Period”). In addition, where required by applicable provincial employment standards legislation, you will be entitled to severance pay, continued benefits coverage, continued vacation accrual if and as prescribed by such legislation on termination and/or severance of employment. For greater certainty, where the Company terminates your employment, you will receive all minimum entitlements prescribed by applicable provincial employment standards legislation.

17.2	Nothing in this Agreement shall prevent the Company from terminating your employment for cause as set out in clause 20 below.

18.	Termination Notice Period

18.1

During any Termination Notice Period resulting from termination of your employment by you or the Company without cause, or, if you terminate your employment in breach of this Agreement, during the period of notice you were required by this Agreement to provide, the Company may for all or part of that period, in its absolute discretion (and notwithstanding any other provisions of this Agreement) require you:

(a)	to perform only such of the duties as it may allocate to you or such other projects or duties as may be required;

(b)	not to perform any duties;

(c)

not to have any contact (other than purely social contact) or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company and/or any Group Company save as determined by the Company;

(d)	to disclose to the Company any attempted contact (other than purely social contact) with any person with whom you have been required not to have any contact pursuant to this clause;

(e)	not to enter any premises of the Company and/or any Group Company nor to visit the premises of any suppliers and/or customers of the Company and/or any Group Company;

(f)

to return as requested by the Company any mobile telephone handset, SIM card, laptop computer and/or any other Company and/or Group Company property, including Confidential Information (as defined in clause 15.2), the Company may require; and/or

(g)	to resign immediately from any offices you hold in the Company and/or any Group Company.

18.2

You agree that any action taken on the part of the Company and/or any Group Company pursuant to clause 18.1 shall not constitute a breach of this Agreement of any kind whatsoever nor will you have any claim against the Company and/or any Group Company in respect of such action.

19.	Payment in lieu of notice

19.1

The Company may in its absolute discretion, terminate your employment at any time without cause and with immediate effect and pay you a sum equal to the base salary you would have received during your Termination Notice Period as detailed in your Individual Terms (or, if notice has already been given, during the remainder of the Termination Notice Period) and any other amounts required to be paid under the applicable provincial employment standards legislation, less applicable deductions (“Payment in Lieu”). Except where applicable employment standards legislation requires otherwise, the Payment in Lieu shall not include, and you hereby agree that you will not be entitled to any payment in respect of:

(a)	any bonus payment that might otherwise have been paid to you during the period for which the Payment in Lieu is made;

(b)	benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; or

(c)	any vacation entitlement that would have accrued to you during the period for which the Payment in Lieu is made, except as may be required by applicable provincial employment standards legislation.

19.2

You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 19.1. Nothing in this clause 19 shall prevent the Company from terminating your employment for cause.

20.	Termination For Cause

20.1

The Company may terminate your employment for cause at any time, without notice or pay in lieu of notice, and with no liability to make any further payment to you (except any payment to be made pursuant to the applicable provincial employment standards legislation). Cause will have the meaning set forth in the Severance Plan.

20.2

The rights of the Company under clause 20.1 are without prejudice to any other rights that the Company may have at law to terminate your employment or accept any breach of this Agreement by you as having brought the Agreement to an end and any delay by the Company in exercising its rights under clause 20.1 shall not constitute a waiver of such rights.

21.	Reconstruction and Amalgamation

If your employment is transferred by reason of any reconstruction or amalgamation of the Company and/or any Group Company whether by winding up or otherwise and you are offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you shall have no claim against the Company or any such undertaking arising out of or in connection with such transfer and, effective as of the effective date of the transfer, you become an employee of the transferee and this Agreement shall apply to you as if references to the Company included the transferee and references to any Group Companies were constructed accordingly.

22.	Property

At any time during your employment or following its termination (for whatever reason), as requested by the Company and/or any Group Company, you agree to:

(a)	return to the Company and/or any Group Company or irretrievably destroy or delete:

(i)

any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information (including, without limitation, Confidential Information as defined in clause 15.2) and/or any copies or extracts of the same relating to the Company’s or any Group Company’s businesses; and

(ii)	any other property of the Company and/or any Group Company

in your possession, custody and/or directly or indirectly under your control;

(b)

inform the Company of all passwords, pass codes, pin numbers and any other similar information used by yourself in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any Group Company.

23.	No solicitation of Company or Group Company Personnel

For the period of your employment by the Company and for one (1) year thereafter (regardless of how your employment is terminated), you will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company or Group Company that you had contact with in the course of your employment with the Company to terminate his, her or its relationship with the Company or applicable Group Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

24.	Resignation from Appointments

At any time, at the request of the Company and/or any Group Company, you agree to resign from any directorships, offices, appointments and/or trusteeships which you hold with the Company and/or any Group Company without claim for compensation and your resignation shall not affect in anyway the continuance of this Agreement.

25.	Suspension

In order to investigate a complaint against you of misconduct and/or poor performance, the Company may suspend you for so long as may be necessary to carry out a proper investigation and complete any appropriate disciplinary and/or capability process. During any period of suspension you shall continue to receive your salary and contractual benefits.

26.	Disciplinary Rules

You are subject to the Company’s disciplinary rules and procedures in force from time to time and such other procedures of this nature as may from time to time be adopted. Application of any such procedure is at the Company’s discretion and is not a contractual entitlement.

27.	Data Protection

27.1

The Company and any Group Company shall process your personal data in their paper-based and computerised systems. You consent to the processing of such data both inside and, where necessary, outside Canada, including but not limited to the European Economic Area and the United States of America, for the purposes of:

(a)	salary, benefits and pensions administration and employee management;

(b)	health administration and for the purposes of health insurance/benefits;

(c)	training and appraisal, including performance records and disciplinary records;

(d)	equal opportunities monitoring;

(e)	any potential change of control of the Company and/or Group Company. In such circumstances, disclosure may include disclosure to the potential purchaser or investor and their advisors;

(f)	promoting or marketing of the Company and/or any Group Company and/or its or their products or services;

(g)	compliance with applicable procedures, laws and regulations; and/or

(h)	any other reasonable purposes in connection with your employment about which you shall be notified from time to time.

27.2

You acknowledge and accept that in order to fulfil the purposes set out above, it may be necessary to pass your personal data to regulatory bodies, government agencies and other third parties as required by law or for administration purposes.

27.3

You acknowledge and accept that the Company and/or any Group Company may monitor electronic correspondence (including email, voice and text messages) which you send from or receive at work and/or on Company systems and/or property provided to you by the Company and/or any Group Company for the purposes of your work in order to ensure the integrity of its information technology or to prevent or detect criminal behaviour or behaviour which contravenes legislation and/or other Company and/or Group Company policies or for any other reason determined by the Company in its sole discretion. You understand and agree that you will have no expectation of privacy whatsoever with respect to your use of the Company’s and/or any Group Company’s systems and/or property provided to you by the Company or any Group Company.

27.4	You agree to use all reasonable endeavours to keep the Company informed of any changes to your personal data and to comply with all relevant data protection legislation.

27.5

You acknowledge that you may receive third party data or information belonging to customers or subscribers of the Company’s or any Group Company’s products and services, including information which may constitute personal data (“Subscriber Data”). You agree that you will treat the Subscriber Data as Confidential Information and use it only as necessary and appropriate to provide service and support to such customers or subscribers.

28.	Warranty

28.1

You warrant that you are not bound by nor subject to any court order, arrangement, obligation (express or implied), restriction or undertaking (contractual or otherwise) which prohibits or restricts you from entering into this Agreement or fulfilling the duties of your Role.

28.2

You undertake to indemnify the Company and/or any Group Company against any claims, costs, damages, liabilities and/or expenses which the Company and/or any Group Company may incur as a result of any claim that you are in breach of any order, arrangement, obligation, restriction or undertaking referred to in clause 28.1.

29.	Deductions

You agree that at any time the Company may deduct from your salary or any other sums owed to you any money you owe to the Company and/or any Group Company, except where such deduction is prohibited by applicable legislation.

30.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your employment or engagement by the Company. No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties. If there is any discrepancy between the offer letter and this Agreement, this Agreement shall prevail.

31.	Third Parties

Unless expressly provided in this Agreement, no term of this Agreement is enforceable by any person who is not a party to it.

32.	Releases and waivers

32.1

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed.

32.2

No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

33.	Notices

33.1

Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be hand delivered, or sent by prepaid first class post, email or facsimile, with a confirmatory copy sent by prepaid first class post to, in your case, your last known residential address or, in the case of the Company, the Company’s registered office.

33.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally to a party or to the specified address;

(b)	on the second working day after posting by first class prepaid post; or

(c)	2 hours after transmission if served by email or facsimile on a business day prior to 3pm or in any other case at 10 am on the business day after the date of despatch.

34.	Governing law and jurisdiction

34.1	This Agreement shall be governed by and construed in accordance with the law of the Province of British Columbia and the federal laws of Canada applicable therein.

34.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the exclusive jurisdiction of the courts of the Province of British Columbia.

35.	Severability

35.1

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

36.	e-signature

36.1	Where this Agreement is executed by way of e-signature, you agree your electronic signature is the legal equivalent of your manual signature on this Agreement.

Part 3 - Post Termination Restrictions

1.	Definitions and interpretation

1.1	In this Part 3, unless the context otherwise requires, the following additional definitions shall apply (in addition to the definitions contained in the Parts 1 and 2 of this Agreement):

“the Business” means the business of the Company or any part thereof and any other business or part thereof carried on by any Group Company as of the Termination Date and/or during the Protected Period and in respect of which you have been materially concerned or about which you have acquired Confidential Information during the course of your employment.

“Customer” means any person who at any time during the Protected Period was a customer of the Company or any Group Company and was a person with whom you had material personal dealings or in relation to whom you have acquired Confidential Information.

“Goods and/or Services” means any goods and/or services competitive with those supplied by the Company or any Group Company at any time during the Protected Period and in relation to which you were materially involved or concerned or for which you were responsible during that period.

“Prospective Customer” means any person who was at any time during the Protected Period engaged in negotiations, with which you were personally involved, with the Company or any Group Company with a view to obtaining goods or services from the Company or any Group Company or in relation to whom you have acquired Confidential Information.

“Protected Period” means the 12 months immediately preceding the earlier of the Termination Date and the commencement of any Termination Notice Period.

“Restriction Period” has the meaning given to it in your Individual Terms.

“Supplier” means any person with whom you have had material dealings as part of your employment during the Protected Period and who has during that period supplied goods or services to the Company or any Group Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.

“Termination Date” means the date on which your employment terminates.

2.	Obligations after employment

2.1	You shall not for the Restriction Period undertake any work or be in any way engaged, concerned or interested in any business or venture which:

(a)	is or is about to be in competition with the Business or any part thereof; or

(b)

is likely to result in the intentional or unintentional disclosure or use of Confidential Information by you in order for you to properly discharge your duties to or further your interest in that business or venture.

2.2

The provisions of clause 2.1 shall not operate so as to prevent you from being engaged, concerned or interested in any business or venture in so far as your work for that business or venture shall relate solely to services or activities with which your employment with the Company was not concerned to a material extent or in relation to which (i) you were not responsible and (ii) you held no Confidential Information during the Protected Period.

2.3	You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)	deal with or supply any Customer; or

(b)	deal with or supply any Prospective Customer.

2.4	You shall not for the Restriction Period in respect of any Goods and/or Services:

(a)	solicit, facilitate the solicitation of or canvass the custom or business of any Customer; or

(b)	solicit, facilitate the solicitation of or canvass the custom or business of any Prospective Customer.

2.5	You shall not for the Restriction Period:

(a)

deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Company’s arrangement with the Supplier is diminished; or

(b)

solicit, facilitate the solicitation of or canvass the supply of any goods or services from any Supplier where such supply is likely to be the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or where the value of the Group Company’s arrangement with the Supplier is diminished;

3.	General

3.1

You have given the undertakings in this Part 3 to the Company as trustee for itself and each Group Company in the business of which you have been concerned or involved to any material extent during your employment or which benefits from each undertaking. You agree that each such Group Company may enforce the benefit of each such undertaking. You shall at the request and expense of the Company enter into direct undertakings with any such Group Company which correspond to the undertakings in this Part 3.

3.2

You agree that if the Company transfers all or any part of its business to a third party (“transferee”), the restrictions contained in this Part 3 shall, with effect from the date of you becoming an employee of the transferee, apply to you as if references to the Company included the transferee and references to any Group Companies were construed accordingly and as if references to customers or suppliers were of the Company and/or the transferee and their respective Group Companies.

3.3

You agree that if you have material business dealings in other foreign jurisdictions on behalf of any Group Company, you will enter into undertakings providing the same level of protection for each such Group Company with such modifications (if any) as are necessary to render such undertakings enforceable in those jurisdictions.

3.4

You acknowledge that you have had the opportunity to obtain independent legal advice in relation to the undertakings contained in this Part 3 and have either done so or voluntarily chosen not to do so.

3.5

The obligations imposed on you by this Part 3 extend to you acting not only on your own account but also on behalf of any other firm, company or other person and shall apply whether you act directly or indirectly.

3.6

You warrant that you believe the covenants contained within this Part 3 (the “Covenants”) to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.

3.7

You agree that the Covenants are necessary and fundamental to the protection of the business of the Company and/or any Group Company and are not designed to impair, and will not impair, your ability to obtain subsequent employment. You acknowledge that the Covenants contain reasonable limitations as to time and scope of activity to be restrained and do not impose a greater restraint than is necessary to protect the good will and other business interest of the Company and/or any Group Company. You also acknowledge that any breach or attempted breach of the Covenants by you will result in irreparable harm to the Company and/or any Group Company for which damages will be inadequate. Accordingly, the Company and/or any Group Company, in addition to any other remedy that may be available, shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and you hereby waive any right to challenge the strict enforcement thereof.

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By signing below I accept this Agreement effective as of the first day of my employment with the Company.

Name: Please print your name	Joshua Bixby	Signature:	/s/ Joshua Bixby
		Date:	February 19, 2020

Signature for and on behalf of Fastly International (Holdings) Ltd.:	/s/ Adriel Lares

Date: February 19, 2020	Adriel Lares